Exhibit 99.1

Paycom Software, Inc. Reports Second Quarter 2015 Financial Results

Record Second Quarter Revenue of $49.0 Million, up 47% year-over-year

Second Quarter GAAP Earnings Per Diluted Share of $0.10

Second Quarter Non-GAAP Earnings Per Diluted Share of $0.10

Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software delivered as Software-as-a-Service, today announced its financial results for the quarter ended June 30, 2015.

“Paycom continues to lead the industry with the rapid development and introduction of innovative and effective cloud-based solutions,” said Chad Richison, Paycom founder and CEO. “In the second quarter, we extended our commitment to provide best-in-class solutions to the mid-market with the introduction of our Enhanced ACA and GL Concierge applications. Our technology and strong sales model propelled our ability to add to our growing client base. We remain committed to providing the highest quality payroll and human capital management solution, which continues to drive our success and strong financial results.”

Financial Highlights for the Second Quarter of 2015

Total Revenues of $49.0 million represented a 47% increase compared to total revenues of $33.3 million in the same period last year. Recurring revenues of $47.8 million represented an increase of 46.4% from the comparable prior year period, and comprised 97.6% of total revenues.

GAAP Net Income was $5.9 million, or $0.10 per diluted share, compared to a GAAP net loss of $0.6 million, or ($0.01) per diluted share in the same period last year.

Adjusted EBITDA1 was $13.1 million, compared to $6.1 million in the same period last year.

Non-GAAP Net Income1 was $6.0 million, or $0.10 per diluted share, compared to $2.1 million, or $0.04 per diluted share, in the same period last year.

Annualized New Recurring Revenue (“ANRR”) was $16.5 million, up from $11.5 million for the same period last year, representing 43% growth from the comparable prior year period.

Cash and Cash Equivalents was $42.7 million as of June 30, 2015.

Total Debt was $26.3 million as of June 30, 2015. This debt consisted solely of debt on the corporate headquarters.

[1]	Adjusted EBITDA and non-GAAP net income are non-GAAP financial measures. Please see the discussion below under the heading “Use of Non-GAAP Financial Information” and the reconciliations at the end of this release for additional information concerning these non-GAAP financial measures.

Financial Outlook

Paycom provides the following expected financial guidance for the quarter ending September 30, 2015, and year ending December 31, 2015:

Third Quarter 2015

Total Revenues in the range of $51 million to $52 million.

Adjusted EBITDA in the range of $9 million to $10 million.

Fiscal Year 2015

Total Revenues in the range of $210 million to $212 million.

Adjusted EBITDA in the range of $44 million to $46 million.

We have not reconciled the Adjusted EBITDA range for the quarter ending September 30, 2015 or the year ending December 31, 2015 to net income because applicable information for future periods, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, interest expense, taxes, stock-based compensation expense and other items. Accordingly, a reconciliation of these Adjusted EBITDA ranges to net income is not available at this time without unreasonable effort.

Use of Non-GAAP Financial Information

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we consider and have included certain non-GAAP financial measures in this press release, including Adjusted EBITDA and non-GAAP net income. We use Adjusted EBITDA and non-GAAP net income as supplemental measures to review and assess our performance and for planning purposes. We define: (i) Adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, stock-based compensation expense, certain transaction expenses that are not core to our operations and net loss on early repayment of debt and (ii) non-GAAP net income as net income plus tax adjusted stock-based compensation expense, certain tax adjusted transaction expenses that are not core to our operations and tax adjusted net loss on early repayment of debt. Adjusted EBITDA and non-GAAP net income are metrics that we believe are useful to investors in evaluating our performance and facilitating comparison with other peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP.

Adjusted EBITDA and non-GAAP net income are not measures of financial performance under GAAP, and should not be considered a substitute for net income, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and when assessing our operating performance, you should not consider Adjusted EBITDA and non-GAAP net income in isolation, or as a substitute for Net income or other Condensed Consolidated Statements of Income data prepared in accordance with GAAP. Adjusted EBITDA and non-GAAP net income may not be comparable to similar titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Conference Call Details:

In conjunction with this announcement, Paycom will host a conference call today, August 4, 2015 at 5:00 p.m. Eastern time to discuss the company’s financial results. To access this call, dial (888) 317-6003 (domestic) or (412) 317-6061 (international) with conference ID 0099158. A live webcast as well as the replay of the conference call will be available on the Investor Relations page of the company’s website at investors.paycom.com. A replay of this conference call can also be accessed by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) until August 19, 2015. The replay passcode is 10069012.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Paycom serves businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Forward-Looking Statements

Certain statements in this press release are, and certain statements on the teleconference call may be, forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements involve known and unknown risks and uncertainties that may cause Paycom’s actual results to differ materially from those stated or implied by such forward-looking statements, including: that our growth will generally mirror improvements in the labor market, that our capital expenditures and investment activity will continue to increase, that we will continue with our plan and ability to open additional sales offices in the future, that our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs over the next twelve months, our ability to create additional jobs at our corporate headquarters, our ability to expand our corporate headquarters within an expected timeframe and our expectation of increasing our capital expenditures and investment activity as our business grows. Other factors that may cause such differences include, but are not limited to, those discussed in our periodic filings with the Securities and Exchange Commission, including those discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015 (the “Form 10-K”), and in particular the section entitled “Item 1A. Risk Factors” of the Form 10-K. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Paycom Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$42,667	$25,144
Restricted cash	—	371
Accounts receivable	2,562	2,794
Prepaid expenses	3,212	1,952
Inventory	326	195
Income tax receivable	—	935
Deferred tax assets, net	373	1,445

Current assets before funds held for clients	49,140	32,836
Funds held for clients	542,807	660,557

Total current assets	591,947	693,393
Property and equipment, net	50,115	47,919
Deposits and other assets	941	645
Goodwill	51,889	51,889
Intangible assets, net	4,290	5,096

Total assets	$699,182	$798,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,968	$3,042
Income tax payable	1,931	—
Accrued commissions and bonuses	2,539	5,080
Accrued payroll and vacation	4,964	1,582
Deferred revenue	2,958	2,535
Current portion of long-term debt	861	855
Accrued expenses and other current liabilities	6,467	5,121

Current liabilities before client funds obligation	22,688	18,215
Client funds obligation	542,807	660,557

Total current liabilities	565,495	678,772

Deferred tax liabilities, net	1,805	3,107
Long-term deferred revenue	20,077	16,802
Long-term debt, less current portion	25,435	26,123

Total long-term liabilities	47,317	46,032

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 57,050,684 and 53,832,782 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively)	571	538
Additional paid in capital	68,195	67,937
Retained earnings	17,604	5,663

Total stockholders’ equity	86,370	74,138

Total liabilities and stockholders’ equity	$699,182	$798,942

Paycom Software, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Recurring	$47,820	$32,666	$102,171	$69,120
Implementation and other	1,153	640	2,024	1,171

Total revenues	48,973	33,306	104,195	70,291

Cost of revenues
Operating expenses	7,134	5,757	14,605	12,049
Depreciation and amortization	887	608	1,697	1,238

Total cost of revenues	8,021	6,365	16,302	13,287

Administrative expenses
Sales and marketing	16,741	13,700	37,970	29,381
Research and development	1,907	937	3,774	1,819
General and administrative	10,096	8,138	22,080	17,406
Depreciation and amortization	1,400	1,072	2,723	2,163

Total administrative expenses	30,144	23,847	66,547	50,769

Total operating expenses	38,165	30,212	82,849	64,056

Operating income	10,808	3,094	21,346	6,235
Interest expense	(392)	(674)	(724)	(2,741)
Loss on early repayment of debt	—	(4,044)	—	(4,044)
Other income, net	19	587	52	1,356

Income (loss) before income taxes	10,435	(1,037)	20,674	806
Provision (benefit) for income taxes	4,489	(444)	8,733	339

Net income (loss)	$5,946	$(593)	$11,941	$467

Net income (loss) per share, basic	$0.10	$(0.01)	$0.21	$0.01
Net income (loss) per share, diluted	$0.10	$(0.01)	$0.21	$0.01
Weighted average shares outstanding:
Basic	57,038,021	50,284,362	55,900,306	48,015,577

Diluted	58,369,083	50,284,362	57,469,918	50,331,002

Paycom Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$11,941	$467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,420	3,401
Amortization of debt issuance costs	85	—
Amortization of debt discount	—	74
Write off of debt issuance costs	—	4,051
Net loss on disposition of property and equipment	15	—
Non-cash stock-based compensation	289	274
Net change of derivative liability	—	(1,107)
Deferred taxes, net	(230)	388
Changes in operating assets and liabilities:
Accounts receivable	242	799
Prepaid expenses	(1,260)	(132)
Inventory	(131)	59
Deposits and other assets	(373)	(93)
Accounts payable	(970)	(2,400)
Income taxes, net	2,866	135
Accrued commissions and bonuses	(2,541)	(2,019)
Accrued payroll and vacation	3,382	405
Deferred revenue	3,698	2,719
Accrued expenses and other current liabilities	1,346	(1,128)

Net cash provided by operating activities	22,779	5,893

Cash flows from investing activities
Decrease in funds held for clients	117,750	140,150
Decrease in restricted cash	371	1
Purchases of property and equipment	(4,922)	(9,278)

Net cash provided by investing activities	113,199	130,873

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	6,539
Principal payments on long-term debt	(682)	(65,207)
Decrease in client funds obligation	(117,750)	(140,150)
Proceeds from initial public offering, net of offering costs	—	62,196
Payments of deferred offering costs	—	645
Payment of debt issuance costs	(23)	—
Capital impact of reorganization	—	(183)

Net cash used in financing activities	(118,455)	(136,160)

Change in cash and cash equivalents	17,523	606
Cash and cash equivalents
Beginning of period	25,144	13,362

End of period	$42,667	$13,968

Paycom Software, Inc.

Breakout of Stock-Based Compensation Expense

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Stock-based compensation expense:
Operating expenses	$1	$11	$8	$15
Sales and marketing	1	154	6	157
Research and development	1	4	6	6
General and administrative	32	12	269	96

Total stock-based compensation expense	$35	$181	$289	$274

Paycom Software, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Consolidated statements of income data:
Net income (loss)	$5,946	$(593)	$11,941	$467
Interest expense	392	674	724	2,741
Provision (benefit) for income taxes	4,489	(444)	8,733	339
Depreciation and amortization	2,287	1,680	4,420	3,401

EBITDA	13,114	1,317	25,818	6,948
Stock-based compensation expense	35	181	289	274
Transaction expenses	—	523	685	1,363
Net loss on early repayment of debt	—	4,044	—	4,044

Adjusted EBITDA	$13,149	$6,065	$26,792	$12,629

Paycom Software, Inc.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Consolidated statements of income data:
Net income (loss)	$5,946	$(593)	$11,941	$467
Tax adjusted stock-based compensation expense(1)	17	104	167	159
Tax adjusted transaction expenses(1)	84	299	591	790
Tax adjusted net loss on early repayment of debt(1)	—	2,313	—	2,343

Non-GAAP net income	$6,047	$2,123	$12,699	$3,759

Non-GAAP net income per share, basic	$0.11	$0.04	$0.23	$0.08
Non-GAAP net income per share, diluted	$0.10	$0.04	$0.22	$0.07
Weighted average shares outstanding:
Basic	57,038,021	50,284,362	55,900,306	48,015,577
Diluted	58,369,083	52,269,300	57,469,918	50,331,002

(1)	Beginning in 2015, we use an individual non-GAAP tax rate for each tax adjusted non-GAAP item to determine the amount of non-GAAP net income. Prior to 2015, we used an overall effective tax rate for each tax adjusted non-GAAP item to determine the amount of non-GAAP net income.

Contacts

Paycom Software, Inc.

Media Contact:

Kathy Oden-Hall, 800-580-4505

CMO

Kathy.Oden-Hall@paycom.com

or

Investor Relations Contact:

855-603-1620

investors@paycom.com Source:

Paycom Software, Inc.